EXHIBIT B

OFFER TO PURCHASE

FEG ABSOLUTE ACCESS FUND I LLC
201 East Fifth Street, Suite 1600

Cincinnati, OH 45202

OFFER TO PURCHASE UNITS
DATED AUGUST 26, 2020

LETTERS OF TRANSMITTAL MUST BE
RECEIVED BY UMB FUND SERVICES, INC.

BY SEPTEMBER 24, 2020.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, EASTERN TIME, ON SEPTEMBER 24, 2020,
UNLESS THE OFFER IS EXTENDED

To the Members of
FEG Absolute Access Fund I LLC:

FEG Absolute Access Fund I LLC (formerly FEG Absolute Access TEI Fund LLC) (the “Fund”), a closed-end, non-diversified management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of Class I Units and Class II Units (as defined below), including fractions thereof, up to approximately 25.00% of the net assets of the Fund. The Fund seeks to achieve its investment objective by investing substantially all of its assets in FEG Absolute Access Fund LLC (“FEG Absolute Access Fund”), a Delaware limited liability company registered under the 1940 Act as a non-diversified, closed-end management investment company. FEG Absolute Access Fund has the same investment objective as the Fund. The investment manager of FEG Absolute Access Fund is FEG Investors, LLC (the “Adviser”). The Offer is being made pursuant to tenders by members of the Fund (“Members”) at a price equal to the net asset value of the tendered Class I Units and Class II Units as of December 31, 2020 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Repurchase Date”). As used in the Offer, the term “Class I Unit” or “Class I Units” refers to the units of limited liability company interest in the Fund or fractions thereof that constitute the initial class of the Fund, and includes all or any portion of a Member’s Class I Units as the context requires. As used in this Offer, the term “Class II Unit” or “Class II Units” refers to the units of limited liability company interest in the Fund or fractions thereof designated as Class II Units, and includes all or any portion of a Members’ Class II Units as the context requires. As of the date of this tender, the Investment Manager to the Fund is the only shareholder of Class II Units, and the investment is the original seed investment. Class II Units are expected to commence operations at an appropriate time in the future when additional subscriptions are available. Members that desire to tender Class I Units or Class II Units for purchase must do so by 12:00 midnight, Eastern Time on September 24, 2020 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s Board of Directors. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender Class I Units or Class II Units for purchase is called the “Notice Due Date” and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Class I Units and Class II Units tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members. The Offer is being made to all Members and is not conditioned on any minimum amount of Class I Units or Class II Units being tendered, but is subject to certain conditions described below. Class I Units and Class II Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Limited Liability Company Operating Agreement dated as of February 8, 2011 (as most recently amended on May 18, 2017 and as it may be amended, modified or otherwise supplemented from time to time, the “LLC Agreement”).

Members should realize that the value of the Class I Units and Class II Units tendered in the Offer likely will change between June 30, 2020 (the last time net asset value was calculated) and the Repurchase Date when the value of the Class I Units and Class II Units tendered to the Fund for purchase will be determined. Members tendering their Class I Units or Class II Units should also note that they will remain Members in the Fund, with respect to the Class I Units or Class II Units tendered and accepted for purchase by the Fund, through the Repurchase Date, when the net asset value of their Class I Units and Class II Units are calculated. Any tendering Members that wish to obtain the estimated net asset value of their Class I Units or Class II Units should contact the Tender Offer Administrator at UMB Fund Services, Inc., the Fund’s Administrator, at (855) 334-4334 or at FEG Absolute Access Fund I LLC, c/o UMB Fund Services, Inc. at 235 W. Galena Street, Milwaukee, Wisconsin 53212, Attention: Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Members desiring to tender all or any portion of their Class I Units or Class II Units in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to UMB Fund Services, Inc. in the manner set out below.

Important

None of the Fund, the Adviser, or the Fund’s Board of Directors makes any recommendation to any Member whether to tender or refrain from tendering Class I Units or Class II Units. Members must make their own decisions whether to tender Class I Units or Class II Units, and, if they choose to do so, the portion of their Class I Units or Class II Units to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Members should tender Class I Units or Class II Units pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, the Fund’s Adviser, or its Board of Directors.

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

FEG Absolute Access Fund I LLC

c/o UMB Fund Services, Inc.

235 W. Galena Street

Milwaukee, WI 53212

Attention: Tender Offer Administrator

Phone: (855) 334-4334

Fax: (816) 860-3140

(ii)

TABLE OF CONTENTS

1.	Summary Term Sheet	1
2.	Background and Purpose of the Offer	2
3.	Offer to Purchase and Price	3
4.	Amount of Tender	4
5.	Procedure for Tenders	4
6.	Withdrawal Rights	5
7.	Purchases and Payment	5
8.	Certain Conditions of the Offer	6
9.	Certain Information About the Fund	7
10.	Certain Federal Income Tax Consequences	8
11.	Miscellaneous	8

(iii)

1.	SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

•	The Fund (referred to as “we”, “our” or the “Fund” in this Summary Term Sheet) is offering to purchase Class I Units and Class II Units in an amount up to approximately 25.00% of the net assets of the Fund. We will purchase your Class I Units and Class II Units at their net asset value (that is, the value of the Fund’s total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate number of Class I Units or Class II Units in the Fund you desire to tender, after giving effect to all allocations) calculated as of the Repurchase Date. The net asset value of Class I Units and Class II Units will be calculated for this purpose as of December 31, 2020, or, if the Offer is extended, as of any later Repurchase Date. The Offer will remain open until 12:00 midnight, Eastern Time, on September 24, 2020 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.

•	The Fund reserves the right to adjust the Repurchase Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Class I Units and Class II Units during the Fund’s audit for the fiscal year ending on March 31, 2021, which the Fund expects will be completed within 60 days of the fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Class I Units and Class II Units. Because the Fund’s fiscal year will end on March 31, 2021, the Fund expects that the audit will be completed by the end of May 2021.

•	A Member may tender all or some of its Class I Units or Class II Units; however, a Member who tenders only a portion of its Class I Units or Class II Units shall be required to maintain a capital account balance at least equal to $50,000. See Section 4.

•	For Members tendering all of their Class I Units or Class II Units in the Fund, Class I Units and Class II Units will be valued for purposes of determining their repurchase price as of the Repurchase Date. The amount that a Member who is tendering all of its Class I Units or Class II Units in the Fund may expect to receive on the repurchase of such Member’s Class I Units or Class II Units will be the value of the Member’s capital account determined on the Repurchase Date, and the Fund will generally not make any adjustments for final valuations based on adjustments received from pooled investment vehicles and/or managed accounts (collectively the “Portfolio Funds”). Members who tender a portion of their Class I Units or Class II Units in the Fund (defined as a specific dollar value in their repurchase request), and which portion is accepted for repurchase by the Fund, will receive such specified dollar amount.

•	Within fifteen days of the Notice Due Date, each Member whose Class I Units or Class II Units have been accepted for repurchase will be given a non-interest bearing, non-transferable promissory note by the Fund entitling the Member to be paid an amount equal to 100% of the unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account). The note will entitle the Member to be paid within 30 days after the Repurchase Date, or ten business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from the Portfolio Funds (through the Fund’s investment in FEG Absolute Access Fund), whichever is later (either such date, a “Payment Date”). Notwithstanding the foregoing, if a Member has requested the repurchase of 90% or more of the Class I Units or Class II Units held by such Member, such Member shall receive (i) a non-interest bearing, non-transferable promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account) (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days following the completion of the Fund’s next annual audit (the “Post-Audit Payment”), which is expected to be completed within 60 days after the end of the Fund’s fiscal year. The note will be held by UMB Fund Services, Inc. on your behalf. Upon a written request by you to UMB Fund Services, Inc., UMB Fund Services, Inc. will mail the note to you at the address for you as maintained in the books and records of the Fund. See Section 7.

•	The Fund does not intend to impose any charges on the repurchase of Class I Units or Class II Units.

•	If we accept the tender of your Class I Units or Class II Units, we will pay you the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of a portion of the Fund’s units in FEG Absolute Access Fund or borrowings. The purchase amount will be paid entirely in cash. See Section 7.

•	If you desire to tender Class I Units or Class II Units for purchase, you must do so by 12:00 midnight, Eastern Time, on September 24, 2020 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to withdraw any tenders of your Class I Units or Class II Units. Class I Units or Class II Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Class I Units or Class II Units on or prior to the expiration of the Offer on October 26, 2020 (i.e., the date at least 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Class I Units or Class II Units after such date. See Section 6.

•	If you would like us to purchase your Class I Units or Class II Units, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to FEG Absolute Access Fund I LLC, c/o UMB Fund Services, Inc. at 235 W. Galena Street, Milwaukee, Wisconsin 53212, Attention: Tender Offer Administrator; or (ii) fax it to UMB Fund Services, Inc. (“UMBFS”) at (816) 860-3140, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on September 24, 2020. See Section 5. The value of your Class I Units and Class II Units may change between June 30, 2020 (the last time net asset value was calculated) and the Repurchase Date when the value of the Class I Units and Class II Units being purchased will be determined. See Section 3.

•	As of June 30, 2020, the net asset value of the Fund was $166,961,299. If you would like to obtain the estimated net asset value of your Class I Units or Class II Units, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at UMBFS at (855) 334-4334 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). See Section 3.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to the Members that hold Class I Units and Class II Units in the Fund, as contemplated by and in accordance with the procedures set out in the Fund’s registration statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the “Registration Statement”) and the LLC Agreement. The Registration Statement and the LLC Agreement provide that the board of directors of the Fund (the “Board of Directors”) has the discretion to determine whether the Fund will purchase Class I Units and Class II Units from time to time from Members pursuant to written tenders, and that one of the factors the Board of Directors will consider in making such determination is whether FEG Absolute Access Fund is making a contemporaneous offer to repurchase interests in FEG Absolute Access Fund. The Registration Statement also states that the Adviser anticipates recommending to FEG Absolute Access Fund’s board of directors that FEG Absolute Access Fund offer to repurchase units of FEG Absolute Access Fund from Members twice a year. The Fund registered with the SEC on February 11, 2011 and has previously made eighteen offers to purchase Units from Members as a registered fund.

Because there is no secondary trading market for Class I Units or Class II Units and transfers of Class I Units and Class II Units are prohibited without prior approval of the Adviser, the Board of Directors has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the LLC Agreement, including that FEG Absolute Access Fund is making a contemporaneous offer to repurchase interests in FEG Absolute Access Fund. While the Adviser intends to recommend to FEG Absolute Access Fund’s board of directors that FEG Absolute Access Fund offers to repurchase FEG Absolute Access Fund interests in the fund twice a year, FEG Absolute Access Fund’s board of directors is under no obligation to follow such recommendations.

The purchase of Class I Units and Class II Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Class I Units or Class II Units. Members that retain their Class I Units or Class II Units may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Class I Units and Class II Units tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Class I Units or Class II Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Class I Units and Class II Units are made by new and existing Members from time to time. Payment for Class I Units and Class II Units purchased pursuant to the Offer may also require the Fund to tender a portion of its units in FEG Absolute Access Fund. Such a tender by the Fund could result in the Adviser being required to raise cash to accommodate the tender by liquidating portfolio holdings in FEG Absolute Access Fund earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses for FEG Absolute Access Fund. In addition to its own operating expenses, the Fund bears a pro rata portion of the expenses of FEG Absolute Access Fund.

Class I Units and Class II Units that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Class I Units and Class II Units from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Registration Statement. The Fund currently expects that it will accept subscriptions for Class I Units and Class II Units as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Directors.

The tender of Class I Units or Class II Units by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Class I Units or Class II Units are purchased. You should also realize that although the Offer is scheduled to expire on September 24, 2020 (unless it is extended), you remain a Member of the Fund with respect to the Class I Units or Class II Units you tendered that are accepted for purchase by the Fund through the Repurchase Date.

3.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Class I Units and Class II Units up to approximately 25.00% of the net assets of the Fund that are tendered by Members by 12:00 midnight, Eastern Time, on September 24, 2020 (or if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend, suspend or postpone the Offer as described in Sections 4 and 8 below. The value of the Class I Units and Class II Units tendered for purchase will be their value as of December 31, 2020 or, if the Offer is extended, as of any later Repurchase Date, payable as set out in Section 7. The determination of the value of Class I Units and Class II Units as of the Repurchase Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.	AMOUNT OF TENDER.

Subject to the limitations set out below, a Member may tender all or a portion of its Class I Units or Class II Units; however, a Member who tenders only a portion of its Class I Units or Class II Units shall be required to maintain a capital account balance at least equal to $50,000. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Class I Units or Class II Units being tendered.

If the amount of Class I Units and Class II Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to approximately 25.00% of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Class I Units and Class II Units so tendered unless the Fund elects to suspend, postpone or amend the Offer, as provided in Section 8 below. If Class I Units and Class II Units in excess of approximately 25.00% of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Class I Units and Class II Units permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Class I Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Class I Units and Class II Units tendered as well as any Class I Units and Class II Units tendered during the extended Offer; or (c) accept Class I Units and Class II Units tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis, disregarding fractions, according to the portion of the Class I Units and Class II Units requested by each Member to be repurchased as of the Notice Due Date. The Offer may be extended, amended, suspended or postponed in other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Members wishing to tender Class I Units or Class II Units pursuant to this Offer to Purchase should send or deliver by September 24, 2020 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to UMBFS, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to UMBFS, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by UMBFS, either by mail or by fax, no later than 12:00 midnight, Eastern Time, on September 24, 2020 (or if the Offer is extended, no later than any later Notice Due Date).

The Fund recommends that all documents be submitted to UMBFS via certified mail, return receipt requested, or by facsimile transmission. Members wishing to confirm receipt of a Letter of Transmittal may contact UMBFS at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering Class I Units or Class II Units, including, but not limited to, the failure of UMBFS to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Class I Units or Class II Units, or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	WITHDRAWAL RIGHTS.

Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Class I Units and Class II Units. Class I Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Member’s tender of Class I Units or Class II Units on or prior to the expiration of the Offer on October 26, 2020 (i.e., the date at least 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Class I Units or Class II Units after such date. To be effective, any notice of withdrawal must be timely received by UMBFS at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Class I Units or Class II Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted Class I Units or Class II Units that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Class I Units or Class II Units. As stated in Section 3 above, the amount offered for the Class I Units or Class II Units tendered by Members will be the value thereof as of December 31, 2020, or if the Offer is extended, as of any later Repurchase Date. The value will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made, including any Repurchase Fee due to the Fund in connection with the repurchase. The Fund will not pay interest on the purchase amount.

For Members tendering all of their Class I Units or Class II Units in the Fund, Class I Units or Class II Units will be valued for purposes of determining their repurchase price as of the Repurchase Date. The amount that a Member who is tendering all of its Class I Units or Class II Units in the Fund may expect to receive on the repurchase of such Member’s Class I Units or Class II Units will be the value of the Member’s capital account determined on the Repurchase Date, and the Fund will generally not make any adjustments for final valuations based on adjustments received from the Portfolio Funds. Members who tender a portion of their Class I Units or Class II Units in the Fund (defined as a specific dollar value in their repurchase request), and which portion is accepted for repurchase by the Fund, will receive such specified dollar amount.

Within fifteen days of the Notice Due Date, each Member whose Class I Units or Class II Units have been accepted for repurchase will be given a non-interest bearing, non-transferable promissory note by the Fund entitling the Member to be paid an amount equal to 100% of the unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account). The note will entitle the Member to be paid within 30 days after the Repurchase Date, or ten business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from the Portfolio Funds (through the Fund’s investment in FEG Absolute Access Fund), whichever is later (either such date, a “Payment Date”). Notwithstanding the foregoing, if a Member has requested the repurchase of 90% or more of the Class I Units or Class II Units held by such Member, such Member shall receive (i) a non-interest bearing, non-transferable promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account) (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days following the completion of the Fund’s next annual audit (the “Post-Audit Payment”), which is expected to be completed within 60 days after the end of the Fund’s fiscal year. The note pursuant to which a tendering Member will receive the Initial Payment and, if applicable, the Post-Audit Payment (together the “Cash Payment”) will be held by UMBFS on behalf of the tendering Member. Upon a written request by a Member to UMBFS, UMBFS will mail the note to the Member at the address of the Member as maintained on the books and records of the Fund.

The Fund does not intend to impose any charges on the repurchase of Class I Units or Class II Units.

The Fund will make payment for Class I Units and Class II Units it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of a portion of the Fund’s units in FEG Absolute Access Fund or borrowings. Upon its acceptance of tendered Class I Units and Class II Units for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of (1) cash or (2) a portion of its units in FEG Absolute Access Fund in an amount equal to the aggregate estimated unpaid dollar amount of any Class I Units and Class II Units tendered. FEG Absolute Access Fund LLC has entered into a committed line of credit which in its sole discretion may be used to borrow funds to purchase Class I Units and Class II Units tendered in connection with FEG Absolute Access Fund LLC’s Offer. The Fund has not entered into such a committed line of credit, but may contemplate entering into one in the future. Depending on the dollar amount of Class I Units and Class II Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Class I Units and Class II Units, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Members or from a tender of a portion of its units in FEG Absolute Access Fund.

The purchase amount will be paid entirely in cash.

8.	CERTAIN CONDITIONS OF THE OFFER.

In the absolute discretion of the Board of Directors, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Class I Units and Class II Units tendered for purchase will be determined as of the later Repurchase Date. During any such extension, all Class I Units and Class II Units previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to suspend or postpone the Offer in the circumstances set out in the following paragraph and in the event of such suspension or postponement not to purchase or pay for any Class I Units and Class II Units tendered pursuant to the Offer; and (b) to amend the Offer. If the Fund determines to amend the Offer or to postpone the acceptance of Class I Units and Class II Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

The Fund may amend, suspend or postpone the Offer under the following circumstances: (i) for any period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund’s nets assets; (ii) for any other periods that the Securities and Exchange Commission (the “SEC”) permits by order for the protection of Members; or (iii) under such other unusual circumstances as the Board of Directors deems advisable for the benefit of the Fund and its Members.

9.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company. It is organized as a Delaware limited liability company. Subscriptions for limited liability company interests of the Fund were first accepted for investment as of April 1, 2011. Effective April 1, 2013, the Fund was unitized and a single net asset value per unit was initially established at $1,157.16 for the Fund. The Fund seeks to achieve its investment objective by investing substantially all of its assets in FEG Absolute Access Fund. The principal office of the Fund is located at 201 East Fifth Street, Suite 1600, Cincinnati, Ohio 45202 and the telephone number is (888) 268-0333. Class I Units and Class II Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Based on June 30, 2020 estimated values: Gregory J. Hahn and David C. Hyland, Directors of the Fund, do not have any beneficial ownership in the Fund. Robert D. Jennings, Director of the Fund, owns $73,517 of Units, or approximately 0.04% of the Fund.

The Fund has applied for an exemption with the Securities and Exchange Commission (“SEC”) to allow the Fund to offer multiple classes of Units, and the SEC granted the exemptive order on September 9, 2015. Prior to issuing multiple classes, the class of Units then currently offered had been redesignated “Class I Units.” As of the date of this tender, the Investment Manager to the Fund is the only shareholder of Class II Units, and the investment is the original seed investment. Class II Units are expected to commence operations at an appropriate time in the future when additional subscriptions are available. Aside from the foregoing actions, none of the Fund, the Adviser or the Board of Directors or any person controlling the Fund, the Adviser or Board of Directors has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Directors or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Class I Units or Class II Units (other than the Fund’s intention to accept subscriptions for Class I Units or Class II Units on the first day of each month and from time to time in the discretion of the Board of Directors), or the disposition of Class I Units or Class II Units (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Other than the acceptance of subscriptions with respect to Class I Units as of July 1, 2020 and August 1, 2020, there have been no transactions involving Class I Units or Class II Units that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Directors or any person controlling the Fund, the Adviser or Board of Directors.

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Class I Units and Class II Units by the Fund for cash pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Class I Units or Class II Units by the Fund pursuant to the Offer.

A Member will generally recognize a taxable gain or loss on a sale of their Class I Units or Class II Units in an amount equal to the difference between their tax basis in the Class I Units or Class II Units and the amount they receive for them. Generally, this gain or loss will be long-term or short-term depending on whether the holding period exceeds twelve months. Additionally, any loss realized on a disposition of Class I Units or Class II units of the Fund may be disallowed under “wash sale” rules to the extent the Shares disposed of are replaced with other Class I Units or Class II Units of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the Class I Units or Class II Units are disposed of, such as pursuant to a dividend reinvestment in Class I Units or Class II Units of the Fund. If disallowed, the loss will be reflected in an upward adjustment to the basis of the Class I Units or Class II Units acquired.

Pursuant to the regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 if they participate in a “reportable transaction.” A transaction may be a “reportable transaction” based upon any of several indicia with respect to a member, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years). Members should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Class I Units or Class II Units.

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting UMBFS at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.

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